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                                  EXHIBIT 5.1
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                [Letterhead of Wilson Sonsini Goodrich & Rosati]

                               September 14, 1999

USWeb Corporation
410 Townsend Street
San Francisco, CA  94107

  RE:  REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:

  We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 15, 1999, in connection with the registration under the Securities Act of 1933, as amended, of 1,363,358 shares of Common Stock (the "Shares") to be issued pursuant to a warrant agreement issued under the Cloudbreak Consulting Agreement (the "Agreement").

  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Agreement, will be legally and validly issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                    Sincerely,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation


                                    /s/  WILSON SONSINI GOODRICH & ROSATI, P.C.